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                                                                    EXHIBIT 21

                           FOREST OIL CORPORATION
                   List of Subsidiaries of the Registrant



         Name of Subsidiary                   Jurisdiction in Which Organized
    -----------------------------             -------------------------------

    Saxon Petroleum Inc.                      Alberta

    Canadian Forest Oil, Ltd.                 Alberta